Exhibit 99

FOR IMMEDIATE RELEASE	July 14, 2022
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF MICHIGAN MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, July 14, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community located in Erie, Michigan. This community contains 351 developed homesites, of which approximately 63% are occupied. It is situated on approximately 88 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce the acquisition of Hidden Creek manufactured home community located in Erie, Michigan. Hidden Creek is a high-quality community with significant upside through the infill of vacant sites. It is located within our existing geographic footprint in a market where we have had success implementing our business plan.

“We continue to opportunistically acquire communities that meet our growth criteria. Year- to-date, we have acquired four communities containing 718 sites for a total purchase price of $39 million. These communities have a blended occupancy rate of 56%, and significant upside through the infill of vacant sites.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 131 manufactured home communities with approximately 24,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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